May 19, 1995



Diamond Shamrock, Inc.
9830 Colonnade
San Antonio, Texas 78230

Re:     Registration Statement on Form S-3 of Diamond Shamrock,
            Inc. (Registration No. ______________)

Gentlemen:

I am Senior Vice President/Group Executive and General Counsel of Diamond Shamrock, Inc. (the "Company"). This letter is delivered in connection with the registration, issuance, and sale of up to an aggregate amount of $150,000,000 of Debt Securities, Debt Warrants, Common Stock, Common Stock Warrants, Preferred Stock, and Preferred Stock Warrants (collectively the "Offered Securities") pursuant to the resolutions authorizing the issuance and sale of the Offered Securities, and such other acts as are necessarily incident to the registration, issuance and sale of the Offered Securities (the "Authorizing Resolutions") adopted by the Company's Board of Directors at a meeting of the Company's Board of Directors held on May 2, 1995. The Debt Securities will be issued pursuant to the terms of an indenture (the "Indenture") dated as of December 15, 1989, between the Company and The First National Bank of Chicago acting as trustee (the "Trustee").

I have examined such documents, records, and matters of law as I have deemed necessary for the purposes of this opinion, and based thereon I am of the opinion that the Offered Securities have been duly authorized and will be valid and binding obligations of the Company (except as enforcement thereof may be limited by bankrupcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and subject to general equitable principles) when the Offered Securities are issued, authenticated or countersigned, and delivered by the Company for valid consideration in accordance with the Authorizing Resolutions and (i) in the case of the Debt Securities, the terms of the Indenture, (ii) in the case of Preferred Stock, the applicable Designation of Preferences and the Company's Certificate of Incorporation (the "Certificate"), (iii) in the case of Common Stock, the Certificate and (iv) in the case of Debt Warrants, Common Stock Warrants, and Preferred Stock Warrants, the applicable Warrant Agreement.

This opinion is based on the Company's Certificate and Bylaws and applicable law as of the date hereof. No assurance can be provided as to the effect on this opinion of any amendment or other change to the Company's Certificate or Bylaws or applicable law after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 filed by the Company to effect registration under the Securities Act of 1933, as amended, of the Offered Securities and to the reference to me under the caption "Legal Matters" in the Prospectus comprising part of such Registration Statement.

Very truly yours,



/S/ TIMOTHY J. FRETTHOLD
    Timothy J. Fretthold

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